EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

Exhibit 21

Subsidiaries of the Registrant

Parent Company	Subsidiary	Percent Owned	State or Other Jurisdiction of Incorporation
WSFS Financial Corporation	Wilmington Savings Fund Society, Federal Savings Bank	100%	United States
	WSFS Capital Trust, III	100%	Delaware
	Montchanin Capital Management, Inc.	100%	Delaware

Wilmington Savings Fund Society,	WSFS Investment Group, Inc.	100%	Delaware
Federal Savings Bank	257 Olde City, LLC	100%	Delaware
	Data Security Solutions, LLC	65%	Delaware
	MAREO Holdings I, LLC	100%	Delaware
	MAREO Holdings II, LLC	100%	Delaware
	Monarch Entity Services, LLC	100%	Delaware

Montchanin Capital Management, Inc.	Cypress Capital Management, LLC	100%	Delaware